UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	95-3666267
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Participating Cumulative Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
KB Home is filing this Amendment No. 1 to supplement and amend its Registration Statement on Form 8-A dated January 27, 2009 (“Registration Statement”). The Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph to the end of Item 1:
On April 12, 2018, KB Home entered into an Amended and Restated Rights Agreement with Computershare Inc., as Rights Agent, following the approval thereof by KB Home’s stockholders at its 2018 Annual Meeting held on April 12, 2018 (“2018 Annual Meeting”). The Amended and Restated Rights Agreement amends and restates the Rights Agreement, dated as of January 22, 2009 (“Prior Rights Agreement”), by and between KB Home and a predecessor of the Rights Agent, Mellon Investor Services LLC. As with the Prior Rights Agreement, the Amended and Restated Rights Agreement is intended to help protect KB Home’s net operating losses and other deferred tax assets from an “ownership change” under Section 382 of the Internal Revenue Code. The Amended and Restated Rights Agreement extended the latest possible expiration date of the rights issued pursuant to the Prior Rights Agreement to the close of business on April 30, 2021, and made certain other related changes. Otherwise, the Amended and Restated Rights Agreement’s terms are substantively the same as those of the Prior Rights Agreement.
A copy of the Amended and Restated Rights Agreement is filed as an exhibit to this Amended Registration Statement. The foregoing description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to its full text, which is incorporated herein by reference.

Item 2. Exhibits.

Number	Description

4.1	Amended and Restated Rights Agreement, dated effective as of April 12, 2018, by and between KB Home and Computershare Inc., as Rights Agent.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KB Home

Date: April 13, 2018

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu Vice President, Corporate Secretary and Associate General Counsel